Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

State of Incorporation
Northeast Utilities (a Massachusetts business trust)	MA
The Connecticut Light and Power Company	CT
CL&P Funding LLC	DE
CL&P Receivables Corporation	CT
Holyoke Water Power Company	MA
Holyoke Power and Electric Company	MA
North Atlantic Energy Corporation	NH
North Atlantic Energy Service Corporation	NH
Northeast Nuclear Energy Company	CT
Northeast Utilities Service Company	CT
NU Enterprises, Inc.	CT
Northeast Generation Services Company	CT
E. S. Boulos Company	CT
Select Energy, Inc.	CT
Public Service Company of New Hampshire	NH
PSNH Funding LLC	DE
PSNH Funding LLC 2	DE
The Quinnehtuk Company	MA
The Rocky River Realty Company	CT
Western Massachusetts Electric Company	MA
WMECO Funding LLC	DE
Yankee Energy System, Inc.	CT
Yankee Gas Services Company	CT